As filed with the Securities and Exchange Commission on October 22, 2003.

File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Safety Components International, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0596831 (I.R.S. Employer Identification Number)

41 Stevens Street
Greenville, South Carolina 29605
(864) 240-2600
(Address, including zip code, and telephone number of Principal Executive Offices)

Safety Components International, Inc. 2001 Stock Option Plan
(Full Title of the Plan)

Copy to:
BRIAN P. MENEZES Safety Components International, Inc. 41 Stevens Street Greenville, South Carolina 29605 (864) 240-2600	GARY C. IVEY Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(704) 444-1090

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee

Common Stock, $.01 par value	900,000 (1)	$14.50 (2)	$13,050,000 (2)	$1,055.75

(1)	Amount to be registered consists of an aggregate of 900,000 shares to be issued pursuant to the exercise of stock options granted to employees, officers, directors, consultants and advisors under the Safety Components International, Inc. 2001 Stock Option Plan, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the OTC Bulletin Board on October 16, 2003.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     (a)  The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

     (b)  Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to Brian P. Menezes at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed by Safety Components International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are deemed to be a part hereof from the date of the filing of such documents:

     (1)  The Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003, as amended;

     (2)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 29, 2003;

     (3)  The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

     (4)  All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

     The indemnification of officers and directors of the Company is governed by Section 145 of the Delaware General Corporation Law (“DGCL”) and the Company’s Amended and Restated Certificate of Incorporation. Among other things, the DGCL permits indemnification of a director, officer, employee or agent of the Company in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Company) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the Company or the fact that such person is or was serving in a similar capacity with another entity at the request of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The DGCL permits indemnification of a director, officer, employee or agent in actions or suits by or in the right of the Company to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the Company or the fact that such person is or was serving in a similar capacity with another entity at the request of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which such court shall deem proper. Under the DGCL, to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the Company), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the Company only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made (i) by a majority of the directors who were not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. The statute authorizes the Company to pay expenses (including attorneys’ fees) incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay the advances if it shall ultimately be determined that such person was not entitled to indemnification. Such expenses (including attorneys’ fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board may determine. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the Company to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the Company would have the statutory power to indemnify such persons against the liabilities incurred.

     The Amended and Restated Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the DGCL, and the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Certificate. The Company maintains directors’ and officers’ liability insurance covering liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

     See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of Delaware, on October 21, 2003.

Safety Components International, Inc.

By:	/s/ Brian P. Menezes Brian P. Menezes Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian P. Menezes and William F. Nelli, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John C. Corey John C. Corey	Chief Executive Officer, President and Director (Principal Executive Officer)	October 21, 2003

/s/ Brian P. Menezes Brian P. Menezes	Vice President and Chief Financial Officer (Principal Financial Officer)	October 21, 2003

/s/ William F. Nelli William F. Nelli	Controller (Principal Accounting Officer)	October 21, 2003

/s/ Carroll R. Wetzel, Jr. Carroll R. Wetzel, Jr.	Chairman of the Board	October 20, 2003

Andy Goldfarb	Director	October __, 2003

/s/ W. Allan Hopkins W. Allan Hopkins	Director	October 21, 2003

/s/ Ben E. Waide III Ben E. Waide III	Director	October 21, 2003

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Safety Components International, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 10, 2000)

4.2	Amended Bylaws of Safety Components International, Inc. (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 10, 2000)

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

99.1	Safety Components International, Inc. 2001 Stock Option Plan